    As filed with the Securities and Exchange Commission on January 30, 1998

                                                     Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                BROOKE GROUP LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Delaware                                  51-0255124
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
 of incorporation or organization)

                             100 S.E. Second Street
                              Miami, Florida 33131
                                 (305) 579-8000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Marc N. Bell
                       Vice President and General Counsel
                                Brooke Group Ltd.
                             100 S.E. Second Street
                              Miami, Florida 33131
                                 (305) 579-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                                Mark L. Weissler
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                 (212) 530-5000

  Approximate date of commencement of proposed sale to the public: From time to time following the effective date of the Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                           CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                 PROPOSED             PROPOSED
                             AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
    TITLE OF SHARES           TO BE          AGGREGATE PRICE          AGGREGATE          REGISTRATION
   TO BE REGISTERED        REGISTERED          PER UNIT(1)         OFFERING PRICE(1)         FEE
-----------------------------------------------------------------------------------------------------
COMMON STOCK,
$.10 PAR VALUE             1,500,000             $10.3125            $15,468,750           $4,564.00
=====================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on average high and low prices for the Company's Common Stock on the New York Stock Exchange consolidated reporting system on January 29, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

                     SUBJECT TO COMPLETION, JANUARY 30, 1998


                                1,500,000 SHARES

                                BROOKE GROUP LTD.

                                  COMMON STOCK

                                (PAR VALUE $.10)

                          ----------------------------

         This Prospectus relates to 1,500,000 shares of common stock, par value $.10 per share (the "Shares"), of Brooke Group Ltd. (the "Company") which may be offered for sale from time to time by the Selling Stockholder named herein, or by such Selling Stockholder's pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from any such sales. See "Selling Stockholder" and "Plan of Distribution".

         The Company's common stock is listed on the New York Stock Exchange under the symbol "BGL". The last reported sale price of the common stock on The New York Stock Exchange on January 29, 1998 was $10.3125 per share.

                          ----------------------------

SEE "RISK FACTORS" (LOCATED ON PAGES 4-8 OF THIS PROSPECTUS) FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE SHARES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

                 THE DATE OF THIS PROSPECTUS IS JANUARY 30, 1998

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C., and at the SEC's Regional Offices at 7 World Trade Center, New York, New York and 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed by the Company with the SEC through its Electronic Data Gathering Analysis and Retrieval (EDGAR) system. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York. Any interested parties may inspect the Registration Statement, without charge, at the public reference facilities at the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004 or through the SEC's Web site (http://www.sec.gov), and may obtain copies of all or any part of it from the Public Reference Section of the SEC at the above address upon payment of the fees prescribed by the SEC.

         The Company has filed with the SEC a registration statement on Form S-3 under the Securities Act (together with any amendments thereto, the "Registration Statement") with respect to the Shares being offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the Shares or an offer to sell, or a solicitation of an offer to buy, Shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following Company documents filed with the SEC (File No. 1-5759) are incorporated herein by reference: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A dated April 11, 1997 and Form 10-K/A No. 2 dated January 30, 1998; (2) Quarterly Reports on
Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively; (3) Current Report on Form 8-K dated January 31, 1997; February 14, 1997; February 26, 1997; April 16, 1997; June 12, 1997; August 1,
1997; August 28, 1997; November 13, 1997; November 26, 1997; December 17, 1997;
January 12, 1998; January 14, 1998; January 15, 1998; January 16, 1998; and
January 21, 1998; (4) the description of the Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and (5) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person including a beneficial owner to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Marc N. Bell, Brooke Group Ltd., 100 S.E. Second Street, Miami, Florida 33131, telephone
(305) 579-8000.

                                  RISK FACTORS

         Before purchasing the Shares offered hereby, a prospective investor should consider, among other things, the following considerations set forth below, as well as the other information set forth elsewhere, or incorporated by reference, in the Prospectus, in evaluating the Company, its business prospects and the Shares.

HIGH DEGREE OF LEVERAGE; NET WORTH DEFICIENCY; SIGNIFICANT LOSSES

         At September 30, 1997, the Company and its consolidated subsidiaries had total outstanding indebtedness of $409,218,000 and a net worth deficiency of $463,111,000. The Company has substantial debt service requirements on a consolidated basis, and has experienced significant losses from continuing operations every year since 1991. There can be no assurance that the Company will be able to satisfy its obligations under the indebtedness. In addition, Liggett Group Inc. ("Liggett"), the Company's principal operating subsidiary, had a net worth deficit at September 30, 1997 and for the first nine months of 1997 experienced a net loss and a deficiency in earnings available to cover fixed charges. Accordingly, there can be no assurance that Liggett will be able to satisfy its obligations under the Liggett Series B Notes (as defined herein), Liggett Series C Notes (as defined herein) and the Liggett Facility (as defined herein). (For further discussion of the Company's and Liggett's leverage, see "Certain Risks Regarding Liggett and the Cigarette Industry" below.) Failure of the Company to satisfy these debt service obligations would materially adversely affect the value of the Common Stock.

HOLDING COMPANY STRUCTURE; DEPENDENCE ON CASH FROM SUBSIDIARIES AND CERTAIN INVESTMENTS

         The Company is a holding company and has no operations of its own. Accordingly, the ability of the Company to pay dividends on the Shares is substantially dependent on the ability of its affiliate, New Valley Corporation ("New Valley"), (in which the Company indirectly holds an approximately 42% voting interest) and of its subsidiary, Liggett, and the Company's other subsidiaries to generate cash and the availability of that cash to the Company. Certain covenants in Liggett's debt instruments impose restrictions on, among other things, Liggett's ability to declare and pay dividends or make other advances, payments or distributions to the Company. As a result, Liggett has not paid dividends to the Company since November 1992 and is not expected to pay dividends to the Company in the foreseeable future. Additionally, certain covenants in an Indenture, dated as of January 1, 1996, between BGLS Inc., a wholly-owned subsidiary of the Company ("BGLS"), and State Street Bank and Trust Company, N.A., as Trustee (the "Indenture"), impose restrictions on, among other things, BGLS' ability to pay or make dividends, distributions and other Restricted Payments (as defined in the Indenture) and prohibit BGLS from disposing of Collateral (as defined in the Indenture), including the stock of Liggett, New Valley and NV Holdings (as defined herein), held by it, but such covenants are subject to important qualifications and limitations.

         New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended (the "Joint Plan"), and the Indenture impose certain restrictions on transactions with the Company and certain of its affiliates, including restrictions relating to payments and distributions to the Company from New Valley (other than pro rata distributions to stockholders) and New Valley Holdings, Inc., a wholly-owned subsidiary of BGLS ("NV Holdings"). Moreover, as a significant stockholder (through BGLS and NV Holdings) of New Valley, the Company is under a legal obligation to deal fairly with New Valley, which may limit its ability to enter into transactions with New Valley that result in the receipt of cash from New Valley and to influence New Valley's dividend policy in certain respects.

         In addition, the Company does not hold a majority of New Valley's voting power and may not be able to control New Valley's dividend policy. Since the Company indirectly owns (through BGLS and NV Holdings) a minority of each class of New Valley capital stock (other than the Class A Preferred Shares) held (directly and indirectly) by BGLS and NV Holdings, a majority of any cash and other assets distributed by New Valley with respect to any such class (other than the Class A Preferred Shares) will be distributed to persons other than the Company and its subsidiaries.

         The Company's receipt of income from its principal subsidiaries and investments is an important source of its liquidity and capital resources, and, as described above, its ability to receive such income is subject to a number of restrictions, risks and uncertainties. If the Company does not generate sufficient cash flow from continuing operations to satisfy its debt service obligations, it will be required to secure additional funds from other sources. There can be no assurance that the Company will be able to secure such additional funds at all or on terms acceptable to the Company. The Company's inability to service these obligations would materially adversely affect the value of the Common Stock.

CERTAIN RISKS REGARDING LIGGETT AND THE CIGARETTE INDUSTRY

         NET WORTH DEFICIENCY; RECENT LOSSES AND FIXED CHARGE COVERAGE DEFICIENCY. At September 30, 1997, Liggett had a net worth deficiency of $180,011,000 and a working capital deficiency of $47,292,000. During the first nine months of 1997, Liggett incurred a net loss of $1,333,000. Liggett's leverage could impair its ability to withstand competitive pressures or adverse economic conditions and to take advantage of business opportunities. At September 30, 1997, Liggett had outstanding approximately $112,612,000 of 11.5% Liggett Series B Senior Secured Notes due 1999 (the "Liggett Series B Notes") and $32,279,000 of 19.75% Series C Senior Secured Notes due 1999 (the "Liggett Series C Notes"). The Liggett Series B Notes and the Liggett Series C Notes require a mandatory principal redemption of $37,500,000 on February 1, 1998 with the balance of the Liggett Series B and Series C Notes due on February 1, 1999. In addition, Liggett has a $40,000,000 revolving credit facility (the "Liggett Facility"), under which $31,214,000 was outstanding at September 30, 1997. Due to the many risks and uncertainties associated with the cigarette industry, the impact of recent tobacco litigation settlements and increased tobacco costs, there can be no assurance that Liggett will be able to meet its future goals or pay these obligations as required. Consequently, if Liggett is unable to restructure the terms of the Liggett Notes, or otherwise make all payments thereon, substantially all of Liggett's long-term debt and the Liggett Facility would be in default and holders of such debt could accelerate its maturity. In such event, Liggett may be forced to seek protection from creditors under applicable laws. These matters raise substantial doubt about Liggett meeting its liquidity needs and its ability to continue as a going concern.

         While Liggett is engaged in negotiations with its note holders to restructure the terms of the Liggett Notes, no assurances can be given that a restructuring of the Liggett Notes will be successfully consummated. In conjunction with these discussions, the Company has also engaged in negotiations with the principal holders of the BGLS 15.75% Series B Senior Secured Notes due 2001 (the "BGLS Notes") with respect to certain related modifications to the terms of such debt.

         During such negotiations, BGLS and Liggett postponed making the interest payments of approximately $18,338,000 for the BGLS Notes due on July 31, 1997 and approximately $9,700,000 for the Liggett Notes due on August 1, 1997. A Standstill Agreement and Consent (the "Standstill Agreement") was reached on August 28, 1997, as amended, among the holders of more than 83% of the BGLS Notes and BGLS whereby each of such principal holders of the BGLS Notes waived the right to receive on August 29, 1997 its pro rata share of the July 31, 1997 interest payment (in total, $15,340,000). On August 29, 1997, BGLS made the interest payment on the BGLS Notes to all holders other than the principal holders. Pending completion of the negotiations with the principal holders, such holders have agreed with BGLS that they will be entitled to receive their portion of the July 31, 1997 interest payment only after giving BGLS 20 days' notice but, in any event, by February 6, 1998. On August 29, 1997, the Liggett Facility was amended to permit Liggett to borrow an additional $6,000,000 which was used in making the interest payment of $9,700,000 due on August 1, 1997 to the holders of the Liggett Notes. BGLS guaranteed the additional $6,000,000 advance under the Liggett Facility and collateralized the guarantee with $6,000,000 in cash, deposited with Liggett's lender. In November 1997, the Liggett Facility was extended for an additional year until March 8, 1999.

         TOBACCO INDUSTRY PROBLEMS; LIGGETT'S COMPETITIVE POSITION IN INDUSTRY. Liggett has suffered significant losses and has a significant working capital deficiency as a result of, among other things, its highly leveraged capital structure as well as severe adverse developments in the tobacco industry, intense competition and changes in consumer preferences causing a substantial decline in sales volume. Liggett is considerably smaller and has fewer resources than all its major competitors and has a correspondingly limited ability to respond to market developments. The United States cigarette market is highly concentrated and has extremely high barriers to entry. Since the acquisition by Brown & Williamson Tobacco Company ("B&W") of American Tobacco Company, three firms control approximately 90% of the United States market. Philip Morris Companies Inc. ("Philip Morris") is the largest and most profitable manufacturer in the market, and its profits are derived principally from its sale of lucrative premium cigarettes. According to The Maxwell Consumer Report (the "Maxwell Report"), a recognized industry publication, dated November 12, 1997, Philip Morris had in excess of 57% of the premium segment and in excess of 48% of the total domestic market for the 12 months ended September 30, 1997. Philip Morris and R.J. Reynolds Tobacco Co. ("RJR"), the two largest cigarette manufacturers, have historically, because of their dominant market share, been able to determine cigarette prices for the various pricing tiers within the industry. The other cigarette manufacturers historically have brought their prices into line with the levels established by the two major manufacturers. Liggett is more reliant upon sales in the discount segment of the market, relative to the full-price premium segment, than its competitors. Since at least 1993, Liggett's management believes that Philip Morris's market strategy has been to minimize the actual price spread between discount and premium products and to curtail the sales made by the makers of discount products. In part, Philip Morris sought to minimize that spread by dropping its premium prices in early 1993. In addition, that strategy has also been carried out through wholesale and retail trade programs.

         According to the Maxwell Report, Liggett's overall market share for the 12 months ended September 30, 1997 was 1.5%, down from 1.9% for the prior 12 months ended September 30, 1996. According to the Maxwell Report, Liggett's share of the premium segment for the 12 months ended September 30, 1997 was .5%, down from .7% for the prior 12-month period, and its share of the discount segment for the 12 months ended September 30, 1997 was 3.9%, down from 4.9% for the prior 12-month period.

         Industry-wide shipments of cigarettes in the United States have been steadily declining for several years. The Maxwell Report estimates that domestic industry-wide shipments decreased by .4% for the nine months ended September 30, 1997, compared to the same period for the prior year. Liggett's management expects that industry-wide unit sales of cigarettes in the United States will continue to remain flat or decline as a result of numerous factors, including health considerations, diminishing social acceptance of smoking, legislative limitations on smoking in public places and federal and state excise tax increases which have augmented cigarette price increases.

         LEGISLATION, REGULATION AND LITIGATION. The cigarette industry continues to be challenged on numerous fronts. New product liability cases continue to be commenced against Liggett and the Company and other cigarette manufacturers. As of September 30, 1997, there were 218 individual suits, 39 class actions or actions where class certification has been sought and 38 state (and numerous municipality and other third-party payor) health care cost reimbursement actions pending in the United States in which Liggett is a named defendant and has been served. As new cases are commenced, the costs associated with defending such cases and the risks attendant to the inherent unpredictability of litigation continue to increase. Recently, there have been a number of restrictive regulatory actions from various Federal administrative bodies, including the United States Environmental Protection Agency ("EPA") and the Food and Drug Administration ("FDA"), adverse political and legal decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, including the commencement and certification of class actions and the commencement of Medicaid reimbursement suits by various states' Attorneys General. These developments generally receive widespread media attention. The Company is not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but it is possible that the Company's financial position, results of operations and cash flows could be materially adversely affected by an ultimate unfavorable outcome in any of such pending litigation. See Note 11 to the Company's Consolidated Financial Statements included in the Quarterly Report on Form 10-Q for the period ended September 30, 1997 incorporated by reference herein for a description of legislation, regulation and litigation.

         OTHER MATTERS. On June 20, 1997, Philip Morris, RJR, B&W, Lorillard Tobacco Company and the United States Tobacco Company, along with the Attorneys General for the States of Arizona, Connecticut, Florida, Mississippi, New York and Washington and the CASTANO Plaintiffs' Litigation Committee, executed a Memorandum of Understanding to support the adoption of federal legislation and necessary ancillary undertakings, incorporating the features described in a proposed resolution mandating a total reformation and restructuring of how tobacco products are manufactured, marketed and distributed in the United States. The proposals are currently being reviewed by the White House, Congress and various public interest groups. Separately, the other tobacco companies negotiated settlements of the Attorneys General health care cost recovery actions in Mississippi, Florida and Texas. The Company is unable to predict the ultimate effect, if any, of the enactment of legislation adopting the proposed resolution. The Company is also unable to predict the ultimate content of any such legislation. However, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

         The sale of cigarettes is subject to substantial federal excise taxes as well as various state and local government excise taxes. In a speech on September 17, 1997, President Clinton called for federal legislation that, among other things, would raise cigarette prices by up to $1.50 per pack. A substantial excise tax increase could accelerate the trend away from smoking and could have an unfavorable effect on Liggett's sales.

CERTAIN AFFILIATE TRANSACTIONS

         Certain affiliates of the Company have entered into various transactions with the Company and other affiliates of the Company. Existing contracts with such companies include services agreements under which Liggett receives financial and administrative services from the Company, tax-sharing agreements between various subsidiaries of the Company, including Liggett, and expense sharing arrangements between New Valley and the Company. In addition, the Company has entered into certain arrangements with individuals who serve as officers or directors of companies affiliated with the Company, certain portions of the cost of which have been charged by the Company to such affiliated companies.

         The BGLS indenture and the Liggett indenture contain certain restrictions on the ability of the Company and Liggett to enter into additional transactions with their respective affiliates. In addition, the Joint Plan imposes certain restrictions on the ability of New Valley to enter into transactions with affiliates, and the Company, as a controlling stockholder of New Valley, is under a legal obligation to deal fairly with New Valley, which obligation may limit the Company's ability to enter into certain transactions with New Valley or to influence New Valley's dividend policy. The restrictions described in this paragraph are subject to important limitations and qualifications.

UNCERTAINTY OF OTHER POTENTIAL ACQUISITIONS AND INVESTMENTS BY NEW VALLEY

         New Valley currently holds a significant amount of marketable securities and cash not committed to any specific investments. This subjects investors to increased risk and uncertainty, because they are unable to evaluate the manner in which this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, New Valley may not have relevant management experience in the areas in which New Valley may become involved. No assurance can be given that New Valley will be successful in targeting, consummating or managing any of these investments.

UNCERTAINTIES RELATING TO OPERATIONS IN RUSSIA

         The Company has significant investments in its cigarette manufacturing operations in Russia and, through its investment in New Valley, in real estate development operations in Russia. Business operations in Russia are subject to a high level of risk. Since the breakup of the Soviet Union at the end of 1991, Russia has experienced dramatic political, social and economic change, including severe inflation. The political system in Russia is emerging from a long history of extensive state involvement in economic affairs and is undergoing a rapid transition from a centrally controlled command system to a more market-oriented model. The Company may be affected unfavorably by political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations, a relatively untested judicial system, a still evolving taxation system subject to constant changes which may be retroactive in effect, and other developments in the law or regulations in Russia and, in particular, the risks of expropriation, nationalization and confiscation of assets and changes in legislation relating to foreign ownership. In addition, an undeveloped system of commercial laws (including the enforcement of laws) and markets adds to the risk of investment in Russia. No assurance can be given as to the potential profitability (if any) and effect on liquidity and cash flow that investments in Russia may have on the Company.

DEPENDENCE ON CERTAIN MANAGEMENT

         The Company is dependent upon the services of Bennett S. LeBow (the "Chairman"), Chairman of the Board, President and Chief Executive Officer of both the Company and BGLS. The loss to the Company of the Chairman could have a material adverse effect on the Company. If the Chairman ceased to "control" the Company (other than by reason of death or incapacity), each holder of BGLS' debt securities would have the option to cause BGLS to repurchase their respective holdings of such debt securities. As defined in the Indenture, "control" of a company means the power to direct the management and policies of the Company, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. Although this definition of "control" is identical to commonly used definitions of control in the federal securities laws, there could nonetheless be uncertainty as to whether particular factual circumstances constituted such a change of "control".

DILUTION; SHARES AVAILABLE FOR RESALE

         The Company entered into a Stock Purchase Agreement with the Selling Stockholder (defined below) pursuant to which the Company issued 1,500,000 shares of the Company's common stock (the "Shares") to the Selling Stockholder, which represents 7.7% of the total outstanding shares. The issuance of the Shares has increased the number of shares of Common Stock outstanding by 8.3% and the number of shares held by persons who are not affiliates of the Company by 18.6% and may cause dilution which may adversely affect the market price of the Company's Common Stock. In addition, availability for sale of significant quantities of the Company's Common Stock could adversely affect the prevailing market price of the Company's Common Stock.

                                   THE COMPANY

         The Company, founded in 1980, is a holding company for a number of businesses. The Company is principally engaged, through its subsidiary Liggett, in the manufacture and sale of cigarettes in the United States; through it subsidiary Brooke (Overseas) Ltd. ("BOL"), in the manufacture and sale of cigarettes in Russia; and through its investment in New Valley, in the investment banking and brokerage business, in real estate development in Russia and the Ukraine, in the ownership and management of commercial real estate in the United States and in the acquisition of operating companies. The Company holds such businesses through its wholly-owned subsidiary, BGLS.

         The Company is controlled by Bennett S. LeBow, the Chairman and Chief Executive Officer of the Company, BGLS and New Valley, who owns directly or indirectly approximately 53% of the Company's Common Stock prior to the issuance of the Shares. The principal executive offices of the Company and BGLS are located at 100 S.E. Second Street, Miami, Florida 33131 and the telephone number is (305) 579-8000.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the Shares will be received by the Selling Stockholder. None of the proceeds from any sales by the Selling Stockholder will be received by the Company.

                             SELLING SECURITY HOLDER

         The Shares registered pursuant to the Registration Statement are being offered for the account of High River Limited Partnership, a Delaware limited partnership (the "Selling Stockholder"). The Selling Stockholder acquired the 1,500,000 shares of the Company's Common Stock offered hereby from the Company pursuant to a Stock Purchase Agreement by and between the Company and the Selling Stockholder dated January 16, 1998 (the "Agreement"), which has been incorporated by reference into the Registration Statement of which this Prospectus is a part. Pursuant to the Agreement, the Company agreed to pay the Selling Stockholder liquidated damages in the event that either (a) the Company fails to file the Registration Statement on or prior to the February 2, 1998 or
(b) the Registration Statement has not been declared effective on or prior to May 15, 1998. The parties agreed that such Liquidated Damages would accrue at a rate of $0.016667 per Share per day for the first 60-day period, and thereafter at a rate of $.033334 per Share per day, but that in any event, the aggregate Liquidated Damages payable on the Shares would not exceed $9,000,000. The Selling Stockholder will own no shares of the Company's Common Stock after completion of the offering.

         The Selling Stockholder is an entity owned, directly or indirectly, by Carl C. Icahn ("Mr. Icahn"). On October 17, 1995, the Selling Stockholder and New Valley entered into an agreement, as amended (the "NV Agreement"), pursuant to which New Valley sold approximately 1,600,000 shares of RJR Nabisco common stock to the Selling Stockholder for an aggregate purchase price of $51,000,000. Also on October 17, 1995, the Selling Stockholder entered into a separate agreement with the Company and BGLS (the "High River Agreement"). Pursuant to both the NV Agreement and the High River Agreement, the parties agreed to take certain actions designed to cause RJR Nabisco to effectuate a spinoff of its food business, Nabisco Holdings Corp. Subsequently, the parties jointly engaged in an unsuccessful proxy contest to replace the incumbent Board of Directors of RJR Nabisco at the 1996 annual meeting of stockholders with a slate of directors committed to effectuate the spinoff. On June 5, 1996, both the High River Agreement and the NV Agreement were terminated by mutual consent.

         In addition, Tortoise Corp., also owned by Mr. Icahn, holds approximately 41.9% of the BGLS Notes.

                              PLAN OF DISTRIBUTION

         Any distribution of the Shares by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on The New York Stock Exchange, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means. Unless otherwise set forth in any prospectus supplement, (i) the obligations of any underwriter to purchase any of the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Shares, if any are purchased and (ii) any such agent will be acting on a best efforts basis for the period of its appointment.

         The Selling Stockholder and such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

         Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

         At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                                     EXPERTS

The consolidated balance sheets of Brooke Group Ltd. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996 appearing in the Company's Annual Report on Form 10-K/A No. 2 for the fiscal year ended December 31, 1996 and incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an emphasis of a matter paragraph relating to a standstill and consent agreement with the principal holders of the BGLS Notes, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated balance sheets of New Valley Corporation and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for the years then ended appearing in the Company's Annual Report on Form 10-K/A No. 2 for the fiscal year ended December 31, 1996 and incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows of New Valley Corporation and Subsidiaries for the year ended December 31, 1994 appearing in the Company's Annual Report on Form 10-K/A No. 2 for fiscal year ended December 31, 1996 and incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Price Waterhouse L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               VALIDITY OF SHARES

                  The validity of the Shares offered hereby is being passed upon for the Company by Marc N. Bell, Esq., Vice President and General Counsel of the Company. Mr. Bell has an outstanding option to purchase 100,000 shares (33,333 of which are vested) of Common Stock of the Company at an exercise price of $5.00 per share.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses, payable by the Company on behalf of the Selling Stockholder in connection with the offering. Other than the SEC registration fee, the amounts set forth below are estimates:

SEC registration fee ..........................................    $  4,564
Legal fees and expenses .......................................    $  8,500
Accounting fees and expenses ..................................    $ 10,000
Miscellaneous .................................................    $  3,936

Total .........................................................    $ 27,000


ITEM 15. - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law and Article VI of the Company's Amended and Restated By-Laws provide for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Ninth of the Company's Restated Certificate in Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

ITEM 16. - EXHIBITS.

         The following documents are filed as a part of this Registration Statement or incorporated by reference herein:


EXHIBIT
   NO.            DESCRIPTION
-------           -----------
2.1               Stock Purchase Agreement dated January 16, 1998, by and between the Company and the Selling Stockholder incorporated by reference to Exhibit 99.1 to the
                  Company's Current Report on Form 8-K, dated January 16, 1998.
5.1               Opinion of Marc N. Bell, Esq.
23.1              Consent of Coopers & Lybrand L.L.P.
23.2              Consent of Price Waterhouse LLP
23.3              Consent of KPMG Peat Marwick LLP
23.4              Consent of Arthur Andersen LLP
23.5              Consent of Marc N. Bell, Esq. (included in Exhibit 5.1).
24.1              Power of Attorney (included in the signature page hereof).

ITEM 17.  UNDERTAKINGS.

         (a)  The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 30th day of January, 1998.

                                                    BROOKE GROUP LTD.

                                                    By: /s/ Bennett S. LeBow
                                                       -------------------------
                                                    Bennett S. LeBow
                                                    Chairman of the Board of
                                                    Directors, President and
                                                    Chief Executive Officer

         The registrant and each person whose signature appears below hereby authorizes Richard J. Lampen, Joselynn D. Van Siclen and Marc N. Bell (the "Agents"), with full power of substitution and resubstitution, to file one or more amendments (including post-effective amendments) to the Registration Statement which amendments may make such changes in the Registration Statement as such Agent deems appropriate, and the registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the registrant and each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 30, 1998.

/s/ Bennett S. LeBow                           Chairman of the Board of
--------------------------                     Directors, President and
Bennett S. LeBow                               Chief Executive Officer
                                               (Principal Executive Officer)


/s/ Joselynn D. Van Siclen                     Vice President, Chief Financial
--------------------------                     Officer and Treasurer (Principal
Joselynn D. Van Siclen                         Financial Officer and Principal
                                               Accounting Officer)
/s/ Robert J. Eide
--------------------------                     Director
Robert J. Eide

                                               Director
/s/ Jeffrey S. Podell
--------------------------
Jeffrey S. Podell